Exhibit (b) (iv) under Form N-1A
                                        Exhibit 3 (ii) under Item 601/Reg. S-K




                                 Amendment No. 3
                                 to the By-Laws
                             of Huntington VA Funds

                       (Effective as of November 5, 2004)

Amend Article IV, Trustees to add new Section 3.

      Section 3. Position, Qualifications and Duties of the Chairperson of the Board. The Board shall designate a Chairperson of the Board who shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to the Chairperson or prescribed by these By-Laws. T